Exhibit 10.1

EXECUTION VERSION

PLAN SPONSOR AGREEMENT

This PLAN SPONSOR AGREEMENT (this “Agreement”) is made and entered into as of September 8, 2015, by and among (i) Quiksilver Inc., on behalf of the Quiksilver Entities1 and (ii) certain funds managed by affiliates of Oaktree Capital Management, L.P., which funds are signatory hereto (the “Plan Sponsor”). Each of the Quiksilver Entities and the Plan Sponsor shall be referred to as a “Party” and, collectively, as the “Parties.”

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan Sponsor Term Sheet attached hereto as Exhibit A, the DIP Agreement attached hereto as Exhibit B, or the Backstop Term Sheet attached hereto as Exhibit C, which term sheets and all annexes thereto are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheets, including all exhibits and annexes thereto, may be amended or modified in accordance with Section 6 hereof, collectively the “Term Sheets”).

RECITALS

WHEREAS, the Parties have engaged in arm’s length good faith discussions regarding a restructuring of the Debtors’ capital structure on the terms set forth in the Plan Sponsor Term Sheet attached hereto as Exhibit A (the “Restructuring”), including the Debtors’ indebtedness and obligations under: (i) that certain Amended and Restated Credit Agreement, dated as of May 24, 2013 as further amended, modified, waived, or supplemented through the date hereof (as amended, the “ABL Credit Facility”), by and among certain of the Debtors as borrowers or guarantors, Bank of America, N.A. as administrative agent (the “ABL Agent”), and the various lenders from time to time party thereto; (ii) that certain Indenture, dated as of July 16, 2013, providing for the issuance of 7.875% Senior Secured Notes due 2018 (as further amended, modified, waived, or supplemented through the date hereof, the “Secured Notes Indenture,” such notes issued under such Secured Notes Indenture, the “Secured Notes,” and such holders of such Secured Notes, the “Secured Noteholders”), by and among certain of the Debtors as issuers or guarantors and Wells Fargo Bank, N.A. as trustee and collateral agent for the Secured Notes Indenture (the “Secured Notes Agent”); (iii) that certain Indenture, dated as of July 16, 2013, providing for the issuance of 10.00% Senior Notes due 2020 (as further amended, modified, waived, or supplemented through the date hereof, the “Unsecured Notes Indenture,” such notes issued under such Unsecured Notes Indenture, the “Unsecured Notes,” and such holders of such Unsecured Notes, the “Unsecured Noteholders”), by and among certain of the Debtors as issuers or guarantors and Wells Fargo Bank, N.A. as trustee; and (iv) that certain Indenture, dated as of December 10, 2010, providing for the issuance of 8.875% Senior Notes due 2017 (as further amended, modified, waived, or supplemented through the date hereof, the “Euro Notes Indenture,” such notes issued under such Euro Notes Indenture, the “Euro Notes,” and such

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The “Debtors” are Quiksilver, Inc. (“Quiksilver Parent”), and each of its domestic direct and indirect subsidiaries, including QS Wholesale, Inc., QS Optics, Inc., Quiksilver Wetsuits, Inc., Mt. Waimea, Inc., Quiksilver Entertainment, Inc., DC Shoes, Inc., DC Direct, Inc., Fidra, Inc., Hawk Designs, Inc., QS Retail, Inc. For the avoidance of doubt, all direct and indirect foreign subsidiaries of Quiksilver Parent (collectively, the “Non-Debtor Foreign Subsidiaries”) shall not be debtors in the Chapter 11 Cases. The Debtors and the Non-Debtor Foreign Subsidiaries shall be referred to herein collectively as the “Quiksilver Entities.”

holders of such Euro Notes, the “Euro Noteholders”), by and among Boardriders, S.A. as issuer, certain of the Quiksilver Entities as guarantors, Deutsche Trustee Company Limited as trustee, Deutsche Bank Luxembourg S.A. as register and transfer agent, and Deutsche Bank AG, London Branch as principal paying agent and common depository.

WHEREAS, each Party desires that the Restructuring be implemented through a joint chapter 11 plan of reorganization for the Debtors on the terms and conditions set forth in the Plan Sponsor Term Sheet attached hereto as Exhibit A (the “Plan Sponsor Term Sheet”), consistent with this Agreement (the “Agreed Restructuring Plan”), and in form and substance acceptable to the Plan Sponsor;

WHEREAS, to effectuate the Restructuring, the Debtors propose to commence voluntary reorganization cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, to ensure an orderly confirmation process in connection with the Chapter 11 Cases, the Debtors are prepared to perform their obligations hereunder subject to the terms and conditions of this Agreement, including, among other things, to file the Agreed Restructuring Plan and the disclosure statement describing the Agreed Restructuring Plan (as may be amended from time to time, the “Disclosure Statement”), and to use commercially reasonable efforts to have the Disclosure Statement approved and the Agreed Restructuring Plan confirmed by the Bankruptcy Court;

WHEREAS, the Plan Sponsor has agreed to provide a debtor-in-possession financing facility (the “DIP Facility”) pursuant to the terms set forth in the credit agreement attached hereto as Exhibit B (the “DIP Agreement”);

WHEREAS, subject to the terms and conditions contained in the backstop term sheet attached hereto as Exhibit C (the “Backstop Term Sheet”), the Plan Sponsor has committed to backstop the Exit Rights Offering and the Euro Notes Rights Offering (each as defined in the Backstop Term Sheet);

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the following sets forth the agreement among the Parties concerning their respective obligations; and

WHEREAS, each Party has reviewed or has had the opportunity to review the Agreed Plan and the Term Sheets, and each Party has agreed to the terms of the Restructuring on the terms set forth therein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.	Agreement Effective Date; Conditions to Effectiveness.

This Agreement shall become effective and binding upon each of the Parties immediately following the execution by each of the Quiksilver Entities and the Plan Sponsor (the “Effective Date”). Upon the Effective Date, this Agreement shall be deemed effective, and thereafter the terms and conditions therein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 6 herein.

Section 2.	Agreed Restructuring Plan and Term Sheets.

The Term Sheets are expressly incorporated herein and are made part of this Agreement. The general terms and conditions of the Restructuring are set forth in the Term Sheets; provided, however, the Term Sheets are supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Term Sheets, the conflicting term of this Agreement shall control and govern.

Section 3.	Commitments Regarding the Restructuring Transactions.

3.01. Agreement to Support. Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Parties, as applicable, agrees to comply with the following covenants:

(a) Consummation of the Transaction.

(i) Each of the Parties hereby covenants and agrees to support consummation of the Restructuring, including the solicitation, confirmation, and consummation of the Agreed Restructuring Plan pursuant to the terms set forth in this Agreement and the Term Sheets;

(ii) Except as otherwise expressly permitted by this Agreement, each of the Parties hereby covenants and agrees not to, directly or indirectly, in its capacity as a Party or otherwise, in any material respect, (A) object to, delay, impede, or take any other action to interfere with the Restructuring, (B) propose, file, support, seek, solicit, encourage, or vote (or to cause any of the foregoing to occur) for any restructuring, chapter 11 plan, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets (including an asset sale under section 363 of the Bankruptcy Code) for any of the Debtors other than the Agreed Restructuring Plan, or (C) take any other action that is inconsistent with or that would delay or obstruct the proposal, solicitation, confirmation, or consummation of the Agreed Restructuring Plan;

(iii) The Plan Sponsor hereby covenants and agrees to, so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, including its receipt of a Bankruptcy Court-approved Disclosure Statement, (A) vote or cause to be voted all principal amount of the outstanding obligations under the Secured Notes Indenture that it holds, controls, or has the ability to control to accept (the “Secured Notes Claims”), the Agreed Restructuring Plan by delivering its duly executed and timely completed ballot or ballots accepting the Agreed Restructuring Plan following commencement of the solicitation of acceptances of the Agreed Restructuring Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code, and (A) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof;

(iv) The Plan Sponsor hereby covenants and agrees not to object to, or vote or cause to be voted any of its Secured Notes Claims or other claims under its control to reject, the Agreed Restructuring Plan, or otherwise commence any proceeding to oppose the Agreed Restructuring Plan, the Disclosure Statement, or any other pleadings or reorganization documents filed by any of the Debtors in connection with the Agreed Restructuring Plan; and

(v) Each of the Parties hereby covenants and agrees to not object, on any grounds, to the terms, conditions, nature, or amounts set forth in the DIP Agreement, except to the extent that such terms, conditions, nature, or amounts are not acceptable in form or substance to the Plan Sponsor;

provided, however, that except as otherwise expressly set forth in this Agreement, the foregoing provisions of this Section 3.01(a) will not: (i) prohibit instruction to the Secured Notes Agent to take or not to take any action relating to the maintenance, protection, and preservation of the collateral under the Secured Notes Indenture; (ii) prohibit the Plan Sponsor from objecting to any motion or pleading filed with the Bankruptcy Court seeking approval to use DIP Facility funds in a manner inconsistent with the DIP Agreement; (iii) limit the rights of the Parties under the Secured Notes Indenture and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code (or otherwise) concerning the Debtors, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the terms of the proposed Restructuring, and do not hinder, delay, or prevent consummation of the proposed Restructuring; or (iv) prohibit the Plan Sponsor from appearing in proceedings for the purpose of contesting whether any matter or fact is or results in a breach of, or is inconsistent with, this Agreement; provided, however, that the Debtors hereby reserve their rights to oppose such relief; provided further that except as expressly provided herein, this Agreement and all communications and negotiations among the Parties with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to the Parties’ rights and remedies and the Parties hereby reserve all claims, defenses and positions that they may have with respect to each other; provided further that nothing in this Agreement shall be deemed to limit or restrict any action by any Party to enforce any right, remedy, condition, consent, or approval requirement under the Definitive Documents (as defined below).

Notwithstanding the foregoing, nothing in this Agreement shall prevent any of the Debtors from taking any action that it is obligated to take (or failing to take any action that it is obligated to fail to take) in the performance of any fiduciary duty or as otherwise required by applicable law that such Debtor owes to any other person or entity under applicable law; provided, that it is agreed that any such action that results in a Termination Event (as defined below) shall be subject to the provisions set forth in Section 5 hereto. Each of the Debtors represent to the Plan Sponsor that as of the Effective Date, based on the facts and circumstances actually known by the Debtors as of the Effective Date, the Debtors’ entry into this Agreement is consistent with each of the Debtors’ fiduciary duties.

(b) Definitive Documents. Each Party hereby covenants and agrees to: (i) negotiate in good faith each of the documents implementing, achieving and relating to the Restructuring, including without limitation, all definitive documents necessary for the Agreed Restructuring Plan, including, without limitation, (A) all first-day motions, applications, and proposed orders, including those relating to paying general unsecured claims, paying utility providers, paying critical vendors, continuing customer programs, paying employee wages, paying insurance providers, and maintaining the Debtors’ existing cash management system, (B) the Agreed Restructuring Plan, (C) the Disclosure Statement, ballots, and other solicitation materials in respect of the Agreed Restructuring Plan (collectively, the “Plan Solicitation Materials”) and the related proposed order approving the Plan Solicitation Materials (the “Disclosure Statement Order”), (D) the motion(s) to approve the Disclosure Statement and seeking confirmation of the Agreed Restructuring Plan, (E) the proposed order confirming the Agreed Restructuring Plan (the “Confirmation Order”), which must be in form and substance acceptable to the Plan Sponsor in its sole discretion (F) the motion to approve the DIP Facility and contemplated orders approving the DIP Facility, (G) the motions and orders regarding the Plan Sponsor protections and the backup agreement contemplated in Section 3.02(b)(i), (H) any document or agreement referenced in the Term Sheets; and (I) the plan supplement (the “Plan Supplement,” and Subsections (A) through (I), collectively, the “Definitive Documents”); and (ii) execute (to the extent such Party is a party thereto) and otherwise support the Definitive Documents. The Definitive Documents shall contain terms and conditions consistent in all respects with the Term Sheets, and shall only contain terms and conditions acceptable to the Plan Sponsor.

(c) Fees. Subject to the provisions of any order of the Bankruptcy Court approving this Agreement, the Debtors shall pay, when due and payable, all reasonable and documented outstanding prepetition and postpetition fees and expenses incurred by the Plan Sponsor and its advisors, including, without limitation, the fees and expenses incurred by Kirkland & Ellis LLP as counsel to the Plan Sponsor and Houlihan Lokey Capital, Inc. as financial advisor to the Plan Sponsor. If this Agreement is terminated in accordance with its terms, any unpaid fees and expenses shall be paid in full within 3 business days of such termination. The fees and expenses owed under this section shall be entitled to administrative expense priority status.

(d) Superior Proposal; Breakup Fee. The parties acknowledge that the Plan Sponsor would not have agreed to enter into this Agreement, the DIP Agreement and the Definitive Documents, but for the provisions of this Section 3.01(d) of this Agreement. From the Petition Date until the entry of an order approving the Disclosure Statement describing the Agreed Plan, the Debtors and their respective representatives shall have the right to solicit any offer, proposal or inquiry relating to, or any third party indication of interest in, any transaction as an alternative to the Agreed Plan. In the event that, during such period, the Quiksilver Parent receives a proposal that, in the good faith determination of the board of directors of Quiksilver Parent is a Superior Proposal (as defined below), and, the board of directors of Quiksilver Parent determines in good faith, after consultation with outside legal counsel, that failure to accept the Superior Proposal would be inconsistent with the fiduciary obligations of the board of directors under applicable law, the Debtors shall have the right to terminate the Plan Sponsor Agreement. A “Superior Proposal” means a bona fide written proposal that is more favorable, from a financial point of view, to the Debtors’ stakeholders than the transactions contemplated by the Agreed Plan, and is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory, and other aspects of the proposal (including break-up fees and conditions to consummation). In the event Debtors consummate any transaction other than as contemplated by the Restructuring and the Agreed Restructuring Plan (including, without limitation, a Superior Proposal, an alternative restructuring of the Debtors’ capital structure, whether pursuant to a chapter 7 or chapter 11 case, through an out-of-court restructuring, or otherwise, or a sale of a material portion of the Debtors’ assets or equity interests, whether by sale, merger, consolidation, reorganization, or otherwise) within a year following the termination of this Agreement, the Debtors shall pay the Plan Sponsor a $20 million cash breakup fee (the “Breakup Fee”), which shall be entitled to administrative expense priority status and required to be paid from the proceeds of any such transaction at the closing of such transaction; provided, that any payment of a Termination Fee (as defined in the DIP Agreement) shall be credited on a dollar-for-dollar basis towards the Breakup Fee. The obligation of the Debtors shall survive any termination of this Agreement other than a termination of this Agreement under Section 5.02(a) of this Agreement.

3.02. Obligations of the Quiksilver Entities.

(a) Each of the Quiksilver Entities hereby covenants and agrees, subject to entry into appropriate confidentiality agreements with the Debtors, to permit and facilitate any and all due diligence necessary to consummate the Restructuring, including, but not limited to: (i) cooperating fully with the Plan Sponsor and its officers, directors, employees, and advisors, in furnishing information, as and when requested, including with respect to the Debtors’ financial affairs, finances, financial condition, and business operations; (ii) authorizing the Plan Sponsor to meet and/or have discussions with any of its officers, directors, employees, and advisors from time to time as reasonably requested by the Plan Sponsor to discuss any matters regarding the Debtors’ financial affairs, finances, financial condition, business and operations; and (iii) directing and authorizing all such persons and entities to fully disclose to the Plan Sponsor all information requested by the Plan Sponsor regarding the foregoing;

(b) Each of the Debtors hereby covenants and agrees to:

(i) commence their chapter 11 cases not later than September 9, 2015 (such commencement date, the “Petition Date”);

(ii) (A) file a motion on the Petition Date seeking assumption of this Agreement, including the expense reimbursement provisions contained in Section 3.01(c) and the Breakup Fee (collectively, the “Plan Sponsor Protections”),

(B) file a motion on within 30 days of the Petition Date seeking approval of the backstop agreement (the “Backstop Agreement”) as contemplated by the Backstop Term Sheet, and (C) obtain an order approving the assumption of this Agreement, including the Plan Sponsor Protections, within 30 days of the Petition Date, in each case in form and substance acceptable to the Plan Sponsor in its sole discretion;

(iii) obtain the Boardriders Waiver (as defined in the DIP Agreement) in form and substance acceptable to the Plan Sponsor in its sole discretion;

(iv) obtain entry of orders, in each case in form and substance acceptable to the Plan Sponsor in its sole discretion, approving on (A) an interim basis the DIP Facility within 2 business days of the Petition Date, and (B) a final basis the DIP Facility within 30 days of the Petition Date;

(v) file the Agreed Restructuring Plan, the Disclosure Statement, the Plan Solicitation Materials, and the motion to approve the Disclosure Statement, in each case in form and substance acceptable to the Plan Sponsor in its sole discretion, on or before 30 days following the Petition Date;

(vi) obtain entry of orders, in form and substance acceptable to the Plan Sponsor in its sole discretion, approving the Disclosure Statement and the Backstop Agreement within 75 days of the Petition Date;

(vii) obtain entry of the Confirmation Order, in form and substance acceptable to the Plan Sponsor in its sole discretion, with all exhibits, appendices, Plan Supplement documents, and any related documents within 115 days of the Petition Date; and

(viii) cause the effective date of the Agreed Restructuring Plan (the “Plan Effective Date”) to occur within 120 days of the Petition Date;

(c) Each of the Debtors hereby covenants and agrees to distribute draft copies of all motions, applications, proposed orders, pleadings, and other related documents that the Debtors intend to file with the Bankruptcy Court to the Plan Sponsor and counsel to the Plan Sponsor, Kirkland & Ellis LLP, at least 3 days prior to the date when the Debtors intend to file such document; provided, however, that with respect to any such document that is or relates to a Definitive Document, such document shall be provided at least 5 days prior to the date when the Debtors intend to file such Definitive Document or document related thereto, and prior to any such filing shall consult in good faith with the Plan Sponsor, Kirkland & Ellis LLP and Houlihan Lokey Capital, Inc. regarding the form and substance of any such proposed filing; and provided, further, however, that in the event of exigent circumstances, each of the Debtors will use its best efforts to distribute such draft copies at the earliest practicable time;

(d) Each of the Quiksilver Entities hereby covenants and agrees to (A) operate its business in the ordinary course, including, but not limited to, maintaining its accounting methods, using commercially reasonable efforts to preserve its assets and business relationships, continuing its billing and collection procedures, using commercially reasonable efforts to retain key employees, and maintaining its business records in accordance with its past practices and (B) not sell, transfer, or otherwise dispose of any material portion of its assets, other than inventory sales in the ordinary course of business and other than as permitted in the DIP Agreement;

(e) Each of the Debtors hereby covenants and agrees to timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or an examiner with the authority to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases; provided that, for the avoidance of doubt, nothing in this Agreement shall prohibit or restrict the right of the Plan Sponsor to seek an order for the appointment of an examiner for limited purposes, as provided herein; provided further, that the Debtors hereby reserve their rights to oppose such relief;

(f) Each of the Debtors hereby covenants and agrees to timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan; provided that nothing in this Agreement shall prohibit or restrict the rights of the Plan Sponsor to seek to have the Agreed Restructuring Plan confirmed;

(g) Each of the Debtors hereby covenants and agrees to, if the Debtors know or should know of a breach by such Debtor with regard to any of the obligations, representations, warranties, or covenants set forth in this Agreement, to furnish prompt written notice (and in any event within 3 business days of such actual knowledge) to the Plan Sponsor and its counsel, Kirkland & Ellis LLP; and

(h) Each of the Quiksilver Entities hereby covenants and agrees to not enter into a new employment agreement or amend, restate, or otherwise change the compensation for any member of management prior to the consummation of the Restructuring without the prior written consent of the Plan Sponsor; provided further, that each of the Quiksilver Entities hereby covenants and agrees not to reject executory contracts without the Plan Sponsor’s consent.

Section 4.	Representations and Warranties.

4.01. Representations of the Quiksilver Entities. Notwithstanding any other provision herein or any subsequent termination of this Agreement, the Quiksilver Entities hereby irrevocably acknowledge, confirm, and agree that as of the date hereof:

(a) that entering into this Agreement and the consummation of the transactions contemplated hereby (including the receipt by the Plan Sponsor of all or substantially all of the equity in the reorganized Parent) will not, with regard to any material contract or license to which any Quiksilver Entities is a party to, or by which any of their respective assets and properties are bound, (i) conflict with or result in a violation or breach thereof, (ii) constitute (with or without notice or lapse of time or both) a default thereunder, (iii) require any Quiksilver Entities to obtain consent, approval, or action of any person, or make a filing with or give notice to any person as a result or under the terms thereof, (iv) result in or give to any person any right of termination, cancellation, acceleration, or modification with respect thereto, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated, or guaranteed payments thereunder other than with respect to the subject matter of the Boardriders Waiver, or (vi) result in the creation or imposition of any lien upon the Quiksilver Entities or any of its subsidiaries or any of their respective assets and properties thereunder.

4.02. Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

(a) It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws;

(b) Except as expressly provided in this Agreement, it has all requisite direct or indirect power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(c) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part and no consent, approval or action of, filing with or notice to any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement; and

(d) It has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereof.

4.03. Representations of the Plan Sponsor. Subject to Section 3.01(d) hereof, the Plan Sponsor represents and warrants that, as of the Effective Date:

(a) it is the sole beneficial owner of the face amount of the Secured Notes Claims, or is the nominee, investment manager, advisor for the beneficial holders or otherwise has the ability to vote or cause to be voted the Secured Notes Claims; and

(b) has the direct or indirect authority to act on behalf of, cause to be voted or vote and consent to matters concerning the Secured Notes Claims and to dispose of, exchange, assign and transfer such rights with respect to the Secured Notes Claims.

Section 5.	Termination Events.

5.01. Plan Sponsor Termination Events. This Agreement shall be automatically terminated as to all Parties upon the occurrence and continuation of any of the following events (each, a “Plan Sponsor Termination Event”), unless the Plan Sponsor waives such Plan Sponsor Termination Event in writing within 3 business days of the Plan Sponsor’s actual knowledge of the occurrence of such Plan Sponsor Termination Event:

(a) Plan Sponsor Termination Events:

(i) any of the events listed in Section 3.02(b) do not occur by the date required by Section 3.02(b);

(ii) a Termination Date (as defined in the DIP Agreement) occurs;

(iii) the exercise of any rights or remedies by the Euro Noteholders, the trustee (or other agent) under the Euro Notes Indenture, or such parties’ agents or representatives under the Euro Notes Indenture (excluding the appearance, participation or filing of motions, objections or other pleadings by any such parties or their respective agents or representatives in the Bankruptcy Court in the Chapter 11 Cases);

(iv) any event or occurrence that has the effect of causing the Boardriders Waiver to cease to be in full force and effect other than in accordance with the terms of the Boardriders Waiver;

(v) the breach in any respect by the Quiksilver Entities of (or failure to satisfy) any of the obligations, representations, warranties, or covenants set forth in this Agreement (excluding those set forth in Section 3.02(b) hereof) and failure to cure such breach within 5 business days of the Debtors receiving written notice in accordance with Section 8.10 hereof from the Plan Sponsor of such breach;

(vi) the Debtors file any motion, pleading, or related document with the Bankruptcy Court in a manner that is inconsistent in any respect with this Agreement or Term Sheets, and such motion, pleading, or related document has not been withdrawn after 3 business days of the Debtors receiving written notice in accordance with Section 8.10 hereof from the Plan Sponsor that such motion, pleading, or related document violates this Section 5.01(a)(iii);

(vii) the Bankruptcy Court enters an order approving debtor-in-possession financing or exit financing (unless described in the DIP Agreement or otherwise agreed to by the Plan Sponsor);

(viii) any of the Definitive Documents or any order entered by the Bankruptcy Court related thereto shall have been modified, abrogated, terminated, or otherwise are not in full force and effect, in each case without the consent of the Plan Sponsor;

(ix) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Debtors in a manner that is satisfactory to the Plan Sponsor;

(x) the Bankruptcy Court enters an order (i) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;

(xi) the Bankruptcy Court enters an order terminating the Debtors’ exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code; and

(xii) the Debtors exercise their “fiduciary out” as a debtor-in-possession as provided for in Section 3.01 of this Agreement, including, without limitation, by filing a motion or other document in the Bankruptcy Court seeking approval of a Superior Proposal.

(b) Plan Sponsor Termination Event Resulting in Automatic Termination. Notwithstanding anything to the contrary herein, if the Restructuring, as contemplated pursuant to this Agreement, does not occur within 120 days of the Petition Date, the Plan Sponsor may terminate its obligations under this Agreement after providing written notice to the Debtors in accordance with Section 8.10 hereof.

(c) No Violation of Automatic Stay. The Plan Sponsor is authorized to take any steps necessary to effectuate the termination of this Agreement, as applicable, including sending any applicable notices to the Quiksilver Entities, notwithstanding section 362 of the Bankruptcy Code or any other applicable law, which provides that no cure period contained in this Agreement or the DIP Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code, or any other applicable law, without the prior written consent of the Plan Sponsor.

5.02. Debtor Termination Events. The Debtors may terminate their obligations and liabilities under this Agreement upon 3 business days’ prior written notice delivered in accordance with Section 8.10 hereof, upon the occurrence of any of the following events (each, a “Parent Termination Event” and together with the Plan Sponsor Termination Events, the “Termination Events”): (a) the material breach by the Plan Sponsor of any of its representations, warranties, or covenants set forth in this Agreement that would have a material adverse impact on the consummation of the Restructuring (taken as a whole) that remains uncured for a period of 5 business days after it receives written notice of such breach from the Debtors; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would have a material adverse impact on the consummation of the Restructuring (taken as a whole); or (c) if the Debtors determine that proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of their fiduciary duties, including, without limitation, in light of a Superior Proposal.

5.03. Unclean Hands. Notwithstanding any provision in this Agreement to the contrary, no Party shall terminate this Agreement if such Party is in breach of any provision hereof; provided, however, that the Debtors may terminate this Agreement under Section 5.02(c) notwithstanding any existing breach by the Debtors.

5.04. Mutual Termination. The Debtors and Plan Sponsor may terminate this Agreement, and the obligations hereunder, by mutual, written agreement.

5.05. Effect of Termination. Upon the termination of this Agreement under Section 5.01(a) or 5.02, (i) except with respect to the continuing obligations relating to the fees and expenses specified in Section 3.01(c) hereof and the Breakup Fee specified in Section 3.01(d) hereof, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (ii) any and all consents tendered by the Plan Sponsor prior to such termination shall be deemed, for all purposes, to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise, and such consents may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek an order from the Bankruptcy Court or consent from the Debtors allowing such change or resubmission). Notwithstanding the foregoing, other than in the case of mutual termination under Section 5.04 hereof, any claim for breach of this Agreement that accrued prior to the date of a Party’s termination or termination of this Agreement (as the case may be) and all other rights and remedies of the Parties hereto shall not be prejudiced as a result of termination.

5.06. Termination Upon Consummation of the Restructuring. This Agreement shall terminate automatically without any further required action or notice on, as applicable, the Plan Effective Date.

Section 6.	Amendments.

Except as otherwise provided herein, this Agreement, the Agreed Restructuring Plan, and the Term Sheets, including any annexes thereto, may not be modified, amended, or supplemented without prior written agreement signed by the Quicksilver Entities and the Plan Sponsor.

Section 7.	No Solicitation.

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Agreed Restructuring Plan, or any other chapter 11 plan, or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The acceptance of the Plan Sponsor of the Agreed Restructuring Plan, or any other chapter 11 plan, will not be solicited until the Plan Sponsor has received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

Section 8.	Miscellaneous.

8.01.

8.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in the Restructuring Documents and Term Sheets, as applicable.

8.02. Complete Agreement. This Agreement, exhibits and the annexes hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

8.03. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

8.04. Headings. The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8.05. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the District of Delaware, any Delaware State court, or following the Petition Date, the Bankruptcy Court (collectively, the “Chosen Courts”); provided that following the Petition Date, the Bankruptcy Court shall be the Chosen Court. Solely in connection with claims arising under this Agreement, each Party (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder.

8.06. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.07. Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

8.08. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

8.09. Acknowledgements. Notwithstanding anything herein to the contrary, (a) this Agreement shall not be construed to limit the Debtors or any member of the Debtors’ boards of director’s exercise (in their sole discretion) of its fiduciary duties to any person, including, but not limited to, those arising from Quiksilver Parent’s status as a debtor or debtor in possession under the Bankruptcy Code or under other applicable law, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; and (b) if the Plan Sponsor is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit the Plan Sponsor’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring the Plan Sponsor to serve on any official committee in the Chapter 11 Cases. Nothing in this Agreement shall limit in any way the right of the Plan Sponsor to participate in the Chapter 11 Cases; provided that such participation does not violate and is not inconsistent with the terms of this Agreement, the Agreed Restructuring Plan, and the Term Sheets.

8.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Debtors, to:

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Attention: General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, California 90071

Attention: Brian McCarthy

                                               Van C. Durrer, II

E-mail addresses: brian.mccarthy@skadden.com

                              van.durrer@skadden.com

(b)	if to the Plan Sponsor, to:

Oaktree Capital Management, L.P.

333 South Grand Avenue 28th Floor

Los Angeles, California 90071

Attention: Thomas Casarella RE: Quiksilver

Email addresses: tcasarella@oaktreecapital.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois, 60654

Attention: Patrick J. Nash, Jr.

                 Ross M. Kwasteniet

                 William A. Guerrieri

                 Christopher J. Greeno

E-mail addresses: patrick.nash@kirkland.com

                              rkwasteniet@kirkland.com

                              wguerrieri@kirkland.com

                              christopher.greeno@kirkland.com

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

Wilmington, Delaware 19899

Attention: Robert J. Dehney

                 Andrew R. Remming

Email addresses: RDehney@MNAT.com

                             ARemming@MNAT.com

Any notice given by hand delivery, electronic mail, mail, or courier shall be effective when received.

8.11. Access. The Quiksilver Entities will afford the Plan Sponsor and its respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Quiksilver Entities.

8.12. Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Plan Sponsor or the ability of the Plan Sponsor to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Quiksilver Entities, including under the Secured Notes Indenture and applicable law. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than Section 5.03 hereof), the Plan Sponsor fully reserves any and all of its rights.

8.13. Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint. It is understood and agreed that the Plan Sponsor may trade in its Secured Notes Claims, or other debt or equity securities of the Quiksilver Entities, without the consent of the Debtors, subject to applicable laws, if any, and the Secured Notes Indenture.

8.14. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement, or otherwise available in respect hereof at law or in equity, shall be cumulative and not alternative, and the exercise of any such right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

8.15. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

8.16. Automatic Stay. The Parties acknowledge that the giving of notice or the termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code.

8.17. Survival of Agreement. The Parties acknowledge and agree that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Debtors and in contemplation of possible chapter 11 filings by the Debtors, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) the Debtors waive any rights to assert that the exercise of such rights violate the automatic stay or any other provisions of the Bankruptcy Code.

8.18. Settlement Discussions. This Agreement, the Agreed Restructuring Plan, and the Term Sheets are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement.

8.19. Consideration. The Parties hereby acknowledge that no consideration, other than that specifically described in this Agreement, the Agreed Restructuring Plan, and the Term Sheet, shall be due or paid to any Party for its agreement to vote to accept the Agreed Restructuring Plan in accordance with the terms and conditions of this Agreement.

Section 9.	Disclosure.

Prior to any disclosure, the Quiksilver Entities shall submit to Kirkland & Ellis LLP, counsel for the Plan Sponsor, all press releases, announcements, and public documents that constitute the initial disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement. Except as required by law (as determined by outside counsel to the Quiksilver Entities, and with reasonable prior notice to the Plan Sponsor), the Quiksilver Entities shall not use the name of the Plan Sponsor in any public manner without prior written consent.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

QUIKSILVER, INC.,

By:
Name:	Linnsey Caya
Title:	General Counsel and Secretary

QS WHOLESALE, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

DC DIRECT, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

DC SHOES, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

FIDRA, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

[Signature Pages to Plan Sponsor Agreement]

HAWK DESIGNS, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

MT. WAIMEA, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

Q. S. OPTICS, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

QS RETAIL, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

QUIKSILVER ENTERTAINMENT, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

QUIKSILVER WETSUITS, INC.,

By:
Name:	Linnsey Caya
Title:	President and Secretary

[Signature Pages to Plan Sponsor Agreement]

SECOND STREET HOLDINGS 9, L.P.
SECOND STREET HOLDINGS 11, L.P.
SECOND STREET HOLDINGS 12, L.P.
SECOND STREET HOLDINGS 13, L.P.
SECOND STREET HOLDINGS 14, L.P.
SECOND STREET HOLDINGS 15, L.P.

By:	PF5 GP, LLC
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:
Name:	Matthew C. Wilson
Title:	Managing Director and Co-Portfolio Manager

By:
Name:	Thomas A. Casarella
Title:	Senior Vice President

SIXTH STREET HOLDINGS 1, L.P.
SIXTH STREET HOLDINGS 2, L.P.
SIXTH STREET HOLDINGS 3, L.P.
SIXTH STREET HOLDINGS 4, L.P.
SIXTH STREET HOLDINGS 5, L.P.
SIXTH STREET HOLDINGS 6, L.P.
SIXTH STREET HOLDINGS 7, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:
Name:	Matthew C. Wilson
Title:	Authorized Signatory

By:
Name:	Thomas A. Casarella
Title:	Authorized Signatory

[Signature Pages to Plan Sponsor Agreement]

OAKTREE PRINCIPAL FUND VI BLOCKER (CAYMAN), LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:
Name:	Matthew C. Wilson
Title:	Managing Director and Co-Portfolio Manager

By:
Name:	Thomas A. Casarella
Title:	Senior Vice President

OCM PF SUNSET HOLDINGS, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:
Name:	Matthew C. Wilson
Title:	Managing Director and Co-Portfolio Manager

By:
Name:	Thomas A. Casarella
Title:	Senior Vice President

OCM BIG WAVE LLC

By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:
Name:	Matthew C. Wilson
Title:	Authorized Signatory

By:
Name:	Thomas A. Casarella
Title:	Authorized Signatory

[Signature Pages to Plan Sponsor Agreement]

OCM FIE, LLC

By:
Name:	Matthew C. Wilson
Title:	Authorized Signatory

By:
Name:	Thomas A. Casarella
Title:	Authorized Signatory

[Signature Pages to Plan Sponsor Agreement]

Exhibit A

Plan Sponsor Term Sheet

QUIKSILVER, INC., et al.,

PLAN SPONSOR TERM SHEET

SEPTEMBER 8, 2015

THIS TERM SHEET (THIS “TERM SHEET”) DESCRIBES THE MATERIAL TERMS OF A PROPOSED RESTRUCTURING TRANSACTION (THE “RESTRUCTURING”) PURSUANT TO WHICH QUIKSILVER, INC. AND CERTAIN OF ITS U.S. SUBSIDIARIES (COLLECTIVELY, THE “DEBTORS”)1 WILL RESTRUCTURE THEIR CAPITAL STRUCTURE THROUGH A JOINT PLAN OF REORGANIZATION FILED IN CONNECTION WITH VOLUNTARY CASES (THE “CHAPTER 11 CASES”) COMMENCED UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (THE “BANKRUPTCY COURT”).

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTORS, NOR IS IT A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. THIS TERM SHEET IS NOT A COMMITMENT TO LEND OR TO AGREE TO THE TERMS OF ANY RESTRUCTURING. THIS TERM SHEET IS SUBJECT TO DEFINITIVE DOCUMENTATION ACCEPTABLE TO OAKTREE (AS DEFINED BELOW) IN ITS SOLE DISCRETION. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. THIS TERM SHEET IS SUBJECT TO ALL EXISTING CONFIDENTIALITY AGREEMENTS.

THIS TERM SHEET IS SUBJECT TO ONGOING REVIEW AND APPROVAL BY ALL PARTIES AND IS NOT BINDING, IS SUBJECT TO MATERIAL CHANGE, AND IS BEING DISTRIBUTED FOR DISCUSSION PURPOSES ONLY.

[1]	The “Debtors” are Quiksilver, Inc. (“Quiksilver Parent”), and each of its domestic direct and indirect subsidiaries, including QS Wholesale, Inc., QS Optics, Inc., Quiksilver Wetsuits, Inc., Mt. Waimea, Inc., Quiksilver Entertainment, Inc., DC Shoes, Inc., DC Direct, Inc., Fidra, Inc., Hawk Designs, Inc., QS Retail, Inc. For the avoidance of doubt, all direct and indirect foreign subsidiaries of Quiksilver Parent (collectively, the “Non-Debtor Foreign Subsidiaries”) shall not be debtors in the Chapter 11 Cases. The Debtors and the Non-Debtor Foreign Subsidiaries shall be referred to herein collectively as the “Quiksilver Entities”.

OVERVIEW

Restructuring Summary

Prior to the date of commencement of the Chapter 11 Cases (the “Petition Date”), certain funds managed by affiliates of Oaktree Capital Management, L.P. (collectively, “Oaktree”) and the Quiksilver Entities shall have executed the plan sponsor agreement to which this Term Sheet is attached (the “PSA”) pursuant to which the Debtors will agree to pursue and implement a restructuring process consistent with this Term Sheet in order to consummate a chapter 11 plan of reorganization (the “Agreed Plan”).

This Term Sheet outlines the terms of a balance-sheet restructuring of the Quiksilver Entities (each of the Debtors as reorganized, a “Reorganized Debtor” and, collectively, the “Reorganized Debtors”).

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Agreed Plan and the related definitive documentation governing the Restructuring identified in the PSA, each of which shall be in form and substance acceptable to Oaktree (the “Definitive Documents”). The Definitive Documents, all motions, and related orders and the plan solicitation documents shall satisfy the requirements of the Bankruptcy Code and be consistent with the PSA and this Term Sheet.

Debt to be Restructured

Indebtedness that will be treated under the Agreed Plan includes, among other things, the following indebtedness and obligations (which amounts are not binding):[2]

a.      approximately $70.1 million of obligations outstanding under that certain Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among QS Wholesale, Inc., as borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto (the “ABL Facility,” the “ABL Credit Agreement” and, together with all related agreements and documents executed by any of the Debtors in connection with the ABL Credit Agreement, the “ABL Facility Documents”), and such obligations thereunder (the “ABL Facility Claims”);

b.      approximately $279.0 million of obligations outstanding under that certain Indenture, dated July 16, 2013, by and among Quiksilver Parent and QS Wholesale, Inc., as issuers, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent, providing for the issuance of 7.875% Senior Secured Notes due 2018 (such notes, the “Senior Secured Notes,” such indenture, the “Secured Notes Indenture,” and, together with all related agreements and documents executed by any of the

[2]	Amounts set forth herein are as of July 31, 2015, and are exclusive of accrued interest, other interest, fees and expenses.

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Debtors in connection with the Secured Notes Indenture, the “Secured Notes Documents”) and such obligations thereunder, the “Secured Notes Claims”);

c.      approximately $222.8 million of obligations outstanding under that certain Indenture, dated July 16, 2013, by and among Quiksilver Parent and QS Wholesale, Inc., as issuers, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, providing for the issuance of 10.000% Senior Notes due 2020 (such indenture, the “Unsecured Notes Indenture,” and such obligations thereunder and under all related agreements and documents executed by any of the Debtors in connection with the Unsecured Notes Indenture, the “Unsecured Notes Claims”); and

d.      all other non-priority general unsecured claims against the Debtors (including allowed intercompany claims) that are not Euro Notes Claims or Unsecured Notes Claims (the “General Unsecured Claims,” and together with the Euro Notes Claims and Unsecured Notes Claims, the “Unsecured Claims”).

Treatment of Euro Notes

There are approximately €200.0 million of obligations outstanding under that certain Indenture, dated as of December 10, 2010, by and among Boardriders, S.A., as issuer, the guarantors party thereto, and Deutsche Trustee Company Limited, as trustee, providing for the issuance of 8.875% Senior Notes due 2017 (such notes, the “Euro Notes,” such indenture, the “Euro Notes Indenture,” and together with all related agreements and documents executed by any of the Debtors in connection with the Euro Notes Indenture, the “Euro Notes Documents”), and such obligations thereunder, the “Euro Notes Guaranty Claims”).

The Euro Notes shall be treated as follows:

a.      beneficial holders of the Euro Notes sufficient to confer an enforceable waiver of the Euro Notes Indenture shall have executed and delivered to the Debtors waiver and support agreements, in form and substance acceptable to Oaktree, which waive (i) the event of default and the acceleration resulting from the Chapter 11 Cases, (ii) compliance with provisions of the Euro Notes Indenture regarding “Change of Control” with respect to the Restructuring under the Agreed Plan, and (iii) waive any default or event of default that would arise in connection with the DIP Facility (as defined below);

b.      the Debtors shall obtain an order of the Bankruptcy Court providing for a temporary restraining order, preliminary injunction or other similar relief that prevents the holders of, or the trustee for, the Euro Notes from exercising any rights or remedies against the Quiksilver Entities with respect to any default or event of default triggered by any bankruptcy filing by the Debtors (a “Boardriders Bankruptcy Default”) for a period of not less than 180 days, which order shall be acceptable to Oaktree;

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c.      the Agreed Plan shall provide that any and all default(s) under the Euro Notes Documents (including any change of control provisions) relating to the Chapter 11 Cases or the Restructuring is/are deemed waived and unenforceable by the holders of, or the trustee for, the Euro Notes;

d.      the applicable Non-Debtor Foreign Subsidiaries shall pay any principal and interest in respect of the Euro Notes as and when due during the Chapter 11 Cases and the Euro Notes Non-Debtor Claims shall be unimpaired by the Chapter 11 Cases; and

e.      the Agreed Plan shall provide that the Debtors’ obligations under the Euro Notes Documents will be reinstated under section 1124 of the Bankruptcy Code.

In addition, the Debtors shall commence an exchange offer in respect of the Euro Notes, on terms acceptable to Oaktree in its sole discretion, whereby the holders who tender into the exchange and agree to extend the maturity date of their Euro Notes by three years shall receive a paydown equal to up to 25.0% of the face amount of their Euro Notes (the “Euro Notes Exchange Offer”). Timely commencement of the Euro Notes Exchange Offer, the timing, manner, and terms of which shall each be acceptable to Oaktree in its sole discretion, consistent with a closing of the transaction on the Effective Date shall be a condition to the Agreed Plan’s effectiveness, but the closing of the Euro Notes Exchange Offer shall not otherwise be a condition to the Agreed Plan’s effectiveness.

•    The Euro Notes Rights Offering (as defined below) shall fund the Euro Notes Exchange Offer.

Other Debt Obligations of Non-Debtor Foreign Subsidiaries	Other credit obligations of Non-Debtor Foreign Subsidiaries, including, without limitation, Na Pali S.A.S’s obligations in respect of the EMEA credit lines, shall be unaffected by the Chapter 11 Cases.

DIP Financing

The Debtors shall seek approval of (a) a revolving debtor-in-possession postpetition financing agreement (together with related loan, security, collateral, and other documents, the “DIP ABL Facility”) in the aggregate amount of $60.0 million that shall be funded by Bank of America, N.A., which will refinance the ABL Facility, and (b) a delayed-draw term loan debtor-in-possession postpetition financing agreement (together with related loan, security, collateral, and other documents, the “DIP Term Facility” and, together with the DIP ABL Facility, the “DIP Facilities”) in the aggregate amount of approximately $115.0 million that shall be funded by Oaktree, in each case to be entered into on the terms set forth in the applicable DIP credit agreements, forms of which shall be attached as exhibits to the PSA.

The DIP ABL Facility shall have a senior secured lien on the ABL Priority Collateral and a lien on the Secured Notes Priority Collateral that is junior to the liens under the DIP Term Facility but senior and priming to the liens

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under the Secured Notes Documents on the Secured Notes Priority Collateral. The DIP Term Facility shall have a senior secured priming lien on the Secured Notes Priority Collateral and a lien on the ABL Priority Collateral that is junior to the liens under the DIP ABL Facility but senior and priming to the liens under the Secured Notes Documents on the ABL Priority Collateral.

•    “ABL Priority Collateral” means any collateral that secures the ABL Facility Claims on a first priority basis pursuant to the ABL Facility Documents.

•    “Secured Notes Priority Collateral” means any collateral that secures the Secured Notes Claims on a first priority basis pursuant to the Secured Notes Documents.

Exit ABL Facility	On the effective date of the Agreed Plan (the “Effective Date”), the Reorganized Debtors will enter into a new revolving credit agreement of $75.0 million to be raised on market terms (the “Exit ABL Facility”), which new credit agreement and related loan, security, collateral, and other documents shall be acceptable to Oaktree. Other terms of the Exit ABL Facility will be set forth in the Definitive Documents, which shall be in form and substance acceptable to Oaktree.

Exit Term Loan Facility	On the Effective Date, the Reorganized Debtors may enter into a new term loan credit facility in connection with the Exit Rights Offering (as defined below) on terms and conditions that are mutually acceptable to the Debtors and Oaktree (an “Exit Term Loan Facility”). The terms of any Exit Term Loan Facility will be set forth in the Definitive Documents, which shall be in form and substance acceptable to Oaktree.

Exit Rights Offering

Each holder of Senior Secured Notes will be given the opportunity to participate in an up to $122.5 million rights offering in accordance with its pro rata share of the Senior Secured Notes to purchase a combination of New Common Stock at a discount to the Offering Value (as defined below) and/or loans under an Exit Term Loan Facility (if any), in each case to be agreed upon by the Debtors and Oaktree (the “Exit Rights Offering”). Proceeds of the Exit Rights Offering will be used first to satisfy any remaining unpaid balance of the DIP Term Facility outstanding on the Effective Date, second to fund the Unsecured Creditor Recovery, and third to fund any other payments required on the Effective Date and general corporate purposes.

The Exit Rights Offering shall be backstopped by Oaktree.

Euro Notes Rights Offering	Each holder of Senior Secured Notes will be given the opportunity to participate in an up to €50.0 million rights offering in accordance with its pro rata share of the Senior Secured Notes to purchase New Common Stock at a discount to the Offering Value (as defined below) to be agreed upon by the Debtors and Oaktree (the “Euro Notes Rights Offering” and, together with the Exit Rights Offering, the “Rights Offerings”). Proceeds of the Euro Notes Rights Offering will be used to consummate the Euro Notes Exchange Offer.

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The Euro Notes Rights Offering shall be backstopped by Oaktree.

Oaktree Backstop	Oaktree shall backstop the Unsecured Creditor Recovery (as defined below), the Exit Rights Offering, and the Euro Notes Rights Offering on the terms and conditions (including, without limitation, fees and protections) otherwise set forth in the “Backstop Term Sheet,” which shall be attached as an exhibit to the PSA (collectively, the “Oaktree Backstop”).

Oaktree Commitments

In order to implement the Agreed Plan, Oaktree has agreed to (a) fund the DIP Term Facility, (b) contribute the cash that Oaktree is required to provide to fund the Unsecured Creditor Recovery, and (c) backstop the Exit Rights Offering and the Euro Notes Rights Offering pursuant to the terms of the Oaktree Backstop (collectively, the “Oaktree Cash Contribution”).

In exchange for the Oaktree Cash Contribution and the New Common Stock that Oaktree is to receive under the Agreed Plan on account of its Secured Notes Claims, Oaktree will receive 100% of the New Common Stock less (a) any New Common Stock received by non-Oaktree holders of Secured Notes Claims, and (b) any New Common Stock received by non-Oaktree holders under the Exit Rights Offering or Euro Rights Offering.

Offering Value	For purposes of allocating the new common stock issued by reorganized Quiksilver Parent under the Agreed Plan (the “New Common Stock”) in connection with the Rights Offerings, the implied value of the New Common Stock shall be acceptable to the Debtors and Oaktree (the “Offering Value”).

CLASSIFICATION AND TREATMENT OF CLAIMS

DIP ABL Facility Claims

Treatment. On the Effective Date, each holder of an allowed DIP ABL Facility Claim shall receive payment in full in cash or, if agreed to by the lenders under the DIP ABL Facility, the Debtors, and Oaktree, loans under the Exit ABL Facility in a face amount equal to the amount of such allowed DIP ABL Facility Claim.

•    Cash proceeds of the Exit ABL Facility shall fund cash distributions on account of allowed DIP ABL Facility Claims.

Voting. Not classified; non-voting.

DIP Term Facility Claims

Treatment. On the Effective Date, each holder of an allowed DIP Term Facility Claim shall receive payment in full in cash.

•    Cash proceeds of the Exit Rights Offering and the remaining portion of the Exit ABL Facility after making the distributions in respect of the DIP ABL Facility Claims shall be used to repay in full the DIP Term Facility.

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Voting. Not classified; non-voting.

Administrative Claims Priority Tax Claims Other Priority Claims Other Secured Claims	Treatment. Customary treatment provisions for each of these classes in order to render the holders of such claims unimpaired. Voting. Not classified or unimpaired, as applicable; non-voting.

Secured Notes Claims

Allowance. The Secured Notes Claims shall be allowed in an aggregate amount equal to approximately $279.0 million, plus accrued but unpaid interest and premiums (if any) as of the Petition Date.

Treatment. On the Effective Date, except to the extent that a holder of an allowed Secured Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed Secured Notes Claim, each holder of an allowed Secured Notes Claim shall receive their pro rata share of New Common Stock, subject to dilution on account of the Rights Offerings.

Voting. Impaired. Each holder of a Secured Notes Claim will be entitled to vote to accept or reject the Agreed Plan.

Euro Notes Guaranty Claims

Allowance. The Euro Notes Guaranty Claims shall be allowed in an aggregate amount equal to approximately €200.0 million, plus accrued but unpaid interest as of the Petition Date.

Treatment. On the Effective Date, except to the extent that a holder of an allowed Euro Notes Guaranty Claim agrees to less favorable treatment, each holder of an allowed Euro Notes Claim shave have its claim reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Voting. Unimpaired. Each holder of a Euro Notes Guaranty Claim will be conclusively deemed to have accepted the Agreed Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of a Euro Notes Guaranty Claim will not be entitled to vote to accept or reject the Agreed Plan.

General Unsecured Claims	Treatment. On the Effective Date or as soon thereafter as reasonably practicable, except to the extent that a holder of an allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed General Unsecured Claim, each holder of a General Unsecured Claim shall receive cash in an amount equal to its pro rata share of the Unsecured Creditor Recovery.

• The “Unsecured Creditor Recovery” shall be $7.5 million of cash that is (a) allocated by the Debtors in the Agreed Plan between the

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classes of Unsecured Notes Claims and General Unsecured Claims based on, among other things, the assets and liabilities of the Debtors against whom the claimants in the classes of Unsecured Notes Claims and General Unsecured hold claims, and (b) funded by cash proceeds from the Exit Rights Offering after making the distributions in respect of the DIP Term Facility Claims. The allocation and distribution of the Unsecured Creditor Recovery shall be in settlement of any intra-unsecured creditor allocation disputes.

Voting. Impaired. Each holder of a General Unsecured Claim will be entitled to vote to accept or reject the Agreed Plan.

Unsecured Notes Claims

Allowance. Subject to the resolution of any issues arising under section 502(d) of the Bankruptcy Code, the Unsecured Notes Claims shall be allowed in an aggregate amount equal to approximately $222.8 million, plus accrued but unpaid interest as of the Petition Date.

Treatment. Each holder of an Unsecured Notes Claim shall receive its pro rata share of the Unsecured Creditor Recovery.

Voting. Impaired. Each holder of an Unsecured Notes Claim will be entitled to vote to accept or reject the Agreed Plan.

Intercompany Claims

Treatment. Claims held by one Debtor against another Debtor (each, an “Intercompany Claim”) may be reinstated as of the Effective Date or, at the Debtors’ or Reorganized Debtors’ option, and with the consent of Oaktree, be cancelled, and no distribution shall be made on account of such claims.

Voting. Unimpaired. Each holder of an Intercompany Claim will be conclusively deemed to have accepted the Agreed Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Agreed Plan.

Intercompany Interests

Treatment. Interests in a Debtor held by another Debtor (each, an “Intercompany Interest”) may be reinstated as of the Effective Date or, at the Debtors’ or Reorganized Debtors’ option, and with the consent of Oaktree, be cancelled, and no distribution shall be made on account of such interests.

Voting. Unimpaired. Each holder of an Intercompany Interest will be conclusively deemed to have accepted the Agreed Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of an Intercompany Interest will not be entitled to vote to accept or reject the Agreed Plan.

Section 510(b) Claims

Treatment. On the Effective Date, allowed claims arising under section 510(b) of the Bankruptcy Code (each, a “510(b) Claim”), if any, shall be cancelled without any distribution, and such holders of 510(b) Claims will receive no recovery.

Voting. Impaired. Each holder of a 510(b) Claim will be conclusively deemed to have rejected the Agreed Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of a 510(b) Claim will not be entitled to vote to accept or reject the Agreed Plan.

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Existing Equity Interests

Treatment. On the Effective Date, existing equity interests in, and warrants to purchase common stock of, Quiksilver Parent (each, an “Existing Equity Interest”) shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancelation or otherwise, and there shall be no distribution to holders of Existing Equity Interests on account of such Existing Equity Interests.

Voting. Impaired. Each holder of an Existing Equity Interest will be conclusively deemed to have rejected the Joint Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Existing Equity Interest will not be entitled to vote to accept or reject the Joint Plan.

OTHER GENERAL PROVISIONS

Management Equity Incentive Plan	After the Effective Date, the Reorganized Debtors shall implement a management equity incentive plan on terms approved by Reorganized Quiksilver Parent’s initial board of directors.

Employment Agreements, Other Compensation, & Benefit Plans	The Definitive Documents shall include, no later than the filing of a customary plan supplement, details regarding key executive employment agreements and system-wide benefits plans to the extent different from existing compensation and benefit plans.

Reorganized Debtors’ Initial Boards of Directors and Officers	The Agreed Plan shall designate the chief officers and the number of members of the initial board of directors of the Reorganized Debtors, as determined by Oaktree. At a minimum, Reorganized Quiksilver Parent’s initial board of directors shall consist of Reorganized Quiksilver Parent’s chief executive officer and such other members acceptable to Oaktree.

Cancellation of Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided herein, all instruments, certificates, and other documents evidencing debt or equity interests in Quiksilver Parent shall be cancelled, and the obligations of the Debtors thereunder, or in any way related thereto, shall be discharged.

Issuance of New Common Stock	The issuance of the New Common Stock under the Agreed Plan will be exempt from SEC registration under section 1145 of the Bankruptcy Code or section 4(a)(2) of the Securities Exchange Act of 1934, as applicable. The New Common Stock shall be deemed fully paid and non-assessable.

Executory Contracts and Unexpired Leases	The treatment (e.g., assumption, assumption and assignment, and/or rejection) of all executory contracts and unexpired leases to which the Debtors are party shall be acceptable to Oaktree.

Corporate Governance	The documentation evidencing the corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, shareholder agreements, and/or other organizational documents (“Organizational Documents”), in each case shall be reasonably acceptable to Oaktree.

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Without limiting the foregoing, the Organizational Documents shall be amended and restated for the Reorganized Debtors in a manner consistent with section 1123(a)(6) of the Bankruptcy Code.

Avoidance Actions, Commercial Tort Claims	Avoidance actions arising under Chapter 5 of the Bankruptcy Code and commercial tort claims against any and all vendors with which the Quiksilver Entities will have an ongoing relationship following emergence from chapter 11 shall vest in the applicable Reorganized Debtor.

Releases, Exculpations, and Injunctions	The Agreed Plan shall provide for customary release, exculpation, and injunction provisions, which shall be acceptable to Oaktree.

Tax Issues	The Restructuring shall be structured to preserve favorable tax attributes to the extent practicable, which structure shall be acceptable to Oaktree.

Fees and Expenses	The Agreed Plan will provide for payment of all accrued and unpaid professional fees and expenses for the legal and financial advisors of Oaktree in cash on the Effective Date.

Other Plan Terms	The Agreed Plan shall contain all other customary terms otherwise reasonably acceptable to Oaktree.

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Exhibit B

DIP Agreement

Exhibit C

Backstop Term Sheet

QUIKSILVER, INC., et al.,

BACKSTOP TERM SHEET

SEPTEMBER 8, 2015

This term sheet (this “Backstop Term Sheet”) summarizes certain material terms and conditions of certain transactions to take place in connection with the proposed restructuring of the capital structure and financial obligations of Quiksilver, Inc. and certain of its U.S. subsidiaries (collectively, the “Debtors”)1 pursuant and subject to, among other things, the terms and conditions described in this Backstop Term Sheet, the Plan Sponsor Term Sheet, the DIP Term Sheet, and the Plan Sponsor Support Agreement. This Backstop Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a commitment, offer to purchase, or any legally binding obligation. This Backstop Term Sheet does not include all of the conditions, covenants, closing conditions, representations, warranties, or other terms that would be contained in a definitive backstop commitment letter or agreement or the Agreed Plan (as defined below).

This Backstop Term Sheet is a settlement proposal in furtherance of settlement discussions, and is subject to all existing confidentiality agreements. This Backstop Term Sheet is not a commitment to lend or to agree to the terms of any restructuring. Accordingly, this term sheet is protected by rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions. This Backstop Term Sheet is subject to ongoing review and approval by all parties and is not binding, is subject to material change, and is being distributed for discussion purposes only. Furthermore, this Backstop Term Sheet is subject to definitive documentation acceptable to Oaktree (as defined below) in its sole discretion.

OVERVIEW

Restructuring Summary	Prior to the commencement date of the chapter 11 cases (the “Petition Date”), certain funds managed by affiliates of Oaktree Capital Management, L.P. (collectively, “Oaktree”) and the Quiksilver Entities shall have executed the plan sponsor agreement to which this Backstop Term Sheet is attached (the “PSA”) pursuant to which the Debtors will agree to pursue and implement a restructuring process consistent with this Term Sheet in order to consummate a chapter 11 plan of reorganization (the “Agreed Plan”).

[1]	The “Debtors” are Quiksilver, Inc. (“Quiksilver Parent”), and each of its domestic direct and indirect subsidiaries, including QS Wholesale, Inc., QS Optics, Inc., Quiksilver Wetsuits, Inc., Mt. Waimea, Inc., Quiksilver Entertainment, Inc., DC Shoes, Inc., DC Direct, Inc., Fidra, Inc., Hawk Designs, Inc., QS Retail, Inc. For the avoidance of doubt, all direct and indirect foreign subsidiaries of Quiksilver Parent (collectively, the “Non-Debtor Foreign Subsidiaries”) shall not be debtors in the Chapter 11 Cases. The Debtors and the Non-Debtor Foreign Subsidiaries shall be referred to herein collectively as the “Quiksilver Entities.”

The plan sponsor term sheet (the “PSA Term Sheet”)[2] outlines the terms of a balance-sheet restructuring of the Quiksilver Entities (each of the Debtors as reorganized, a “Reorganized Debtor” and, collectively, the “Reorganized Debtors”).

Backstop Commitments

Oaktree shall backstop the Exit Rights Offering and the Euro Notes Rights Offering (collectively, the “Backstop Commitments”) in accordance with a backstop commitment letter to be negotiated between the Quiksilver Entities and Oaktree (the “Backstop Commitment Letter”) that includes the terms and conditions set forth herein and such other terms that are acceptable to Oaktree and to the Quiksilver Entities in their respective sole discretions.

Specifically, in the Backstop Commitment Letter, Oaktree will commit to provide cash up to the following amounts to fund each of the Backstop Commitments:

•    Exit Rights Offering: up to $122.5 million

•    Euro Notes Rights Offering: up to €50.0 million

Commitment Fees

The following commitment fees (collectively, the “Commitment Fees”) for the Backstop Commitments shall be earned once the Bankruptcy Court has entered orders approving each of (a) the Backstop Commitment Letter (the “Backstop Approval Order”), and such order becomes a Final Order, and (b) the disclosure statement in respect of the Agreed Plan (the “Disclosure Statement Order”):

•    Exit Rights Offering: $6.125 million, which is 5% of the Exit Rights Offering Backstop Commitment

•    Euro Notes Rights Offering: €2.5 million, which is 5% of the Euro Notes Rights Offering Backstop Commitment

The Commitment Fees shall be payable in New Common Stock on the Effective Date consistent with the Agreed Plan; provided, however, that the Commitment Fees shall be payable in cash in the event the Agreed Plan is not consummated for any reason within 120 days of the Petition Date.

Conditions to Backstop Commitment

The Backstop Commitments will be subject to the following conditions precedent:

•    the Backstop Approval Order becomes a Final Order;

•    the Disclosure Statement Order, which shall be in form and substance acceptable to Oaktree, has been entered by the Bankruptcy Court;

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PSA and the PSA Term Sheet, as applicable.

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•    the Commitment Fees shall be earned and payable;

•    a Final Order, which shall be in form and substance acceptable to Oaktree, confirming the Agreed Plan is entered by the Bankruptcy Court;

•    no event of defaults under the DIP ABL Facility or DIP Term Facility have occurred;

•    the PSA shall be effective;

•    the Debtors have paid the expense reimbursements outlined in the PSA on a timely basis;

•    all documents arising from or related to the Debtors’ Chapter 11 Cases have been executed, the form of which documents must be reasonably satisfactory to Oaktree; and

•    all other conditions as set forth in the Backstop Commitment Letter.

Termination

Oaktree may terminate its obligations or commitments contemplated by the Backstop Commitment Letter by written notice to the Debtors’ counsel upon the earliest occurrence of any of the following termination events:

•    the Debtors do not file a motion seeking approval of the Backstop Commitment Letter (the “Backstop Approval Motion”) within 30 days of the Petition Date;

•    the Bankruptcy Court does not enter the Backstop Approval Order within 75 days of the Petition Date;

•    the occurrence of any default or event of default arising under the ABL Facility or the DIP Term Facility; or

•    the occurrence of any Plan Sponsor Termination Event under the PSA.

Representations, Warranties, Conditions, and Covenants	The Backstop Commitment Letter shall contain customary representations, warranties, conditions, and covenants for transactions of this type, which are mutually acceptable to Oaktree and the Quiksilver Entities.

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